Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ORAMED PHARMACEUTICALS INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

[Translation from Hebrew]

Collaboration Agreement

Drawn up and signed on 29 January 2021

BETWEEN:

Elbit systems Land Ltd.
Of the Yokneam Industrial Park, Yokneam (Hereinafter “Elbit”)	As the First Party;

AND BETWEEN:

Duke Airborne Systems Ltd. (Registration 515051282)
Of 1 Etgar Str. Tirat Carmel 3903212 (Hereinafter “Duke”)	As the Second Party;

It has been agreed, stated and stipulated between the Parties as follows:

1.	Preamble and Appendices

1.1.	The Preamble to this Agreement and its Appendices constitute an integral part thereof and shall be read as one in conjunction with the other sections hereof.

1.2.	The headings to the clauses of this Agreement do not constitute part of the Agreement and shall not be used for its interpretation.

2.	Definitions

In this Agreement, the terms hereunder shall have the meanings as ascribed alongside them, as follows:

2.1.	“The Product” or “Subsystem” – a stabilization system (“gimbal”) developed by Duke, which is described in Appendix A to this Agreement, and which is intended for use and/or integration and/or placement on drones of different types as well as [**], and any improvement, development or future byproduct thereof;

2.2.	“The System” – a drone on which a subsystem is installed and integrated, and which may include assemblies and various means, including weapons, munitions, [**], which are stabilized by means of the subsystem;

2.3.	“Defense Uses” – military uses, border defense, internal defense, combating terrorism, facility and infrastructure defense, search and rescue, policing, para-security activity, as well as any other use that may be made of the product and/or the system by defense entities and/or para-security entities.

2.4.	“Civilian Uses” – any use other than defense uses;

2.5.	“The Steering Committee” – the Steering Committee as described in Section 4.3 hereunder;

2.6.	“The Project” – a project vis-à-vis [**] (“The Customer”), as described in Appendix B of this Agreement, [**]:

2.6.1.	[**];

2.6.2.	[**];

2.7.	“Knowledge” – including all knowledge and/or technical and/or commercial and /or industrial information, orally and/or in writing and/or documented on magnetic media and/or in any other format;

2.8.	“Prior Knowledge of the Product” – any information relating to the product, which was owned by or held by Duke up to the time of signing this agreement;

2.9.	“Other Prior Knowledge” – any information relating to the system that is not prior knowledge of the product, which was under the ownership or held by any one of the parties prior to the date on which it signed this Agreement.

2.10.	“New knowledge” – any knowledge relating to the system and/or the product, that will be developed and/or acquired and/or obtained by either one of the parties, as of the time of his signing of this Agreement and thereafter;

3.	The Core of the Collaboration

3.1.	The Parties shall collaborate for purpose of preparing the product and the system through to the [**] and thereafter to complete product and system development until maturity and transfer to serial production, and Elbit, with the assistance of Duke (as specified in Sections 3.8 and 3.9 hereunder), shall act to market, sell, produce and supply the system to customers in Israel and worldwide, all as specified in this Agreement (hereinafter: “the Collaboration”).

3.2.	Under the auspices of the Collaboration, subject to the terms stated in this Agreement, Elbit will hold the exclusive right to market, manufacture and sell, whether itself or through others, the product and/or the system for defense uses and/or for defense and/or para-security customers, and this, among other things, on the foundation of the license granted to it by Duke in all matters regarding the previous knowledge in the product and for the product, as specified in Section 6 hereunder.

3.3.	Duke will hold the exclusive right, whether on its own or through others, for the marketing, production and sale of the product and/or versions of the system for civilian applications only

3.4.	For purpose of completing development of the system and its maturity to serial production, Elbit will make the required resources available, at its discretion, for this purpose [**]:

3.4.1.	[**] Elbit will perform, with the assistance of Duke (as set forth in Sections 3.8 and 3.9 hereunder), and [**] for the execution of [**] of the Project, and subject to the provisions of Section 3.5 above, everything required for maturation, development, adjustments and production of prototypes and/or samples of the system for the purpose of [**] and realization of [**] by the customer as part of the Project [**]. In this regard, for benefit of the Project professional teams, Elbit will make available areas for experimentation, production resources and any other resources that may be required. With regard to this phase, Elbit estimates its investment will amount to approximately [**] US dollars. Elbit will act concurrently to promote marketing of the system in additional countries.

3.4.2.	Subject to the provisions of section 3.5 hereunder, and insofar as following completion of [**] Elbit will not decide to realize its right under Section 8.2 hereunder regarding cessation of product and/or system development, the Parties will progress to the [**], in which Elbit will complete, with the assistance of Duke, (as set forth in Sections 3.7 and 3.9 hereunder), their development of the product and the system, and will perform everything necessary to make the transition to serial production for the purpose of supplying customers worldwide. With regard to this Section, Elbit estimates its investment in an amount of approximately [**] US dollars (this amount, together with the investment amount in Section 3.4.1 above, shall hereafter be called: “Elbit’s investments”). Elbit’s investments shall be calculated in terms of the [**].

3.5.	Elbit’s investments in the various phases will be made in accordance with milestones and a work program to be defined and prepared by Elbit, and which shall be presented and discussed in the Steering Committee.

3.6.	Elbit will be eligible for Duke’s participation and a return of its investment, by way of offsetting half (50%) of the royalty amounts that will be made from Elbit to Duke, as set forth in Sections 5.1.3 and 5.1.4 [**], and this, up to half the amount of Elbit’s investments, but in any case no more than a refund ceiling of 6 million US dollars.

3.7.	Duke’s work capacity through the different phases will be carried out as stated in Sections 3.8 – 3.9 in accordance with Elbit guidance.

3.8.	Furthermore, Duke shall make available to Elbit, subject to the terms of the license as stated in Section 6.2 hereunder, all the knowledge it owns with regard to the product and the system, including drawings, calculations, designated tools, testing results, software programs (including source code), specifications, potential supplier details, and such like, in order that Elbit may conduct its activity in accordance with this Agreement.

3.9.	For the purpose of promoting the Project and its implementation, and in accordance with the needs of the Project, Elbit will order development services from Duke, according to defined work packages, which will be integrated into Elbit's activity in product development and integration into the System, at various stages of the Project. The engagements in service orders and work that Elbit will issue for accuracy, as stated, will be in the method of time and material at a rate of $ [**] per hour or according to defined milestones and products, as will be agreed, in each case individually.

4.	Promoting Activity in the Project to Other Customers

As part of the collaboration, the Parties will act to continue promotion of the Project and to also leverage this activity for the purpose of promoting, marketing and selling the system to other customers, as follows:

4.1.	Elbit, with the support of Duke and with its assistance, will be the [**] in the Project (and also vis-à-vis other customers), including in any negotiation, current and/or future, with the customer and/or other entities at [**], and will communicate with them on any contact regarding the product and the system.

4.2.	Insofar as at the end of the [**] of the Project a decision will be taken to equip with the system, Elbit will submit a proposal to the customer and manage negotiations with them, for the purpose of receiving an order to complete development of the product and the system and for serial supply of the system. Duke will assist, insofar as it is requested by Elbit, in all the engineering and technical aspects of preparation of the proposal and its promotion, led by Elbit, vis-à-vis the customer.

4.3.	For purposes of managing and coordinating the collaboration between them in all matters relating to the Project, the Parties will set up a Steering Committee, which will be comprised of and operate as follows:

4.3.1.	Each Party will have two representatives on the Steering Committee, and each Party will inform the other one of the identity of its representatives on the Steering Committee and on their replacement at its discretion.

4.3.2.	The Steering Committee will convene whenever either of the Parties requires that it convene, but no less frequently than once each calendar month, in order to discuss progress of the Project, update work plans, solve problems and remove barriers, and such like.

5.	Additional Royalties and Payments to Duke

5.1.	In return for and against performance of all Duke’s obligations under this Agreement, including provision of a license to Elbit as stated in Section 6.2 hereunder and the rights granted to Elbit in accordance with the provisions of the Agreement, Duke will be entitled to receive from Elbit the payments set forth as follows:

5.1.1.	An amount of [**] US dollars will be paid [**] for transfer of the engineering material and support for transferring the required information to Elbit as stated in Section 3.8 above;

5.1.2.	[**] of the revenues is to be paid to Elbit for the [**] of the Project.

5.1.3.	Royalties at the rate set forth in Appendix C to this Agreement, from the revenues (with the deduction of [**], at a rate that does not exceed [**]% of revenues) is to be received by Elbit in respect of sales of the system at the [**] of the Project, insofar as it comes to fruition. It is hereby clarified that for purpose of determining the relevant royalty levels in Appendix C, the total relevant revenue will be taken into account, without deduction of the [**] amount, as stated previously.

5.1.4.	Royalties at the rates set forth in Appendix C to this Agreement, from the revenues (with the deduction of [**], at a rate that does not exceed [**]% of revenues) is to be received by Elbit in respect of sales of the system to other customers. It is hereby clarified that for purpose of determining the relevant royalty levels in Appendix C, the total relevant revenue will be taken into account, without deduction of the [**] amount, as stated previously.

5.2.	It is hereby clarified that the royalty levels set forth in Appendix C to this Agreement, were set based on the assessment that the cost of serial production of the system will not under any circumstances exceed a sum of [**] US dollars per unit. Should it transpire that the cost of serial production per unit of the system [**] than it (according to data that will be accessible and transparent to Duke at its request, in accordance with the formula set forth in Section 5.5 hereunder), the set royalty levels in Appendix C to this Agreement shall be updated accordingly, in such a manner that the amounts will be [**], as appropriate, by the [**], in practice, and between 107,000 US dollars, multiplied by a coefficient of [**] [**]. In the event that Elbit sells the product [**], the royalty rates will be adjusted according to the ratio between the [**], in accordance with the adjustment mechanism in Appendix C.

5.3.	Royalties will be calculated and paid quarterly, in respect of sales of the system (or the product, as is the case) to the customer and to additional customers in the preceding quarter, and only inasmuch as the royalties in respect of those sales were received by Elbit during that quarter (royalties in respect of sales whose receipts are received after the end of the quarter in which the sales were made, will be paid in the quarter following the quarter in which said receipts were received).

5.4.	In calculating the sales that qualify for such royalties, all payments to be considered as income are those received by Elbit for [**].

5.5.	Elbit undertakes to present to Duke, [**], a report, in the format and details to be agreed between the Parties, comprising full detail with regard to [**] as well as all the relevant [**] for the system, the royalty amounts from which royalties are to be paid and calculation of the royalties due to Duke in respect of sales of systems during the preceding quarter. At Duke’s request, Elbit will issue it confirmation by [**] of the accuracy of the data in the quarterly report.

5.6.	Duke’s eligibility for receiving royalties shall be valid up to the end of 15 (fifteen) years as of the date when Elbit’s revenues from the sale of the system and/or the product to a customer and to additional customers reaches an accumulated amount of 50 (fifty) million US dollars. Upon termination of this period, Duke will not be entitled to receive any further royalties whatsoever from Elbit.

5.7.	It is agreed that the sale of the system by Elbit at a unit price that is [**] than [**], subject to updating of this amount in accordance with a change in the cost of serial production as stated in Section 5.2 above, will be presented in advance by Elbit to Duke and will necessitate receipt of Duke’s approval to this in advance and in writing. In the event of [**] sale of the product, adjustment of the threshold price will be made, which will require Duke’s approval, as stated, in accordance with the cost of serial production of the product (i.e., according to the [**] ratio).

6.	Intellectual Property Rights; Licenses

6.1.	It is agreed between the Parties that all the previous knowledge in the product will remain under Duke ownership and that all other previous knowledge will remain under the ownership of the Party who owned it prior to the signing of this Agreement.

6.2.	Subject to the provisions of this Agreement, Duke hereby grants Elbit a full and irrevocable license in all the previous knowledge in the product, for Elbit’s use, whether itself or through others, for purpose of development, marketing, production and sales of the [**] product or as being integrated into the system or any other platform, its maintenance and upkeep, for defense uses and/or for defense entities and/or for para-security entities. It is agreed that in the event that Elbit decides to terminate the Collaboration as set forth in Section 8.2 hereunder, said License will expire, except for the purpose of completing fulfilment of liabilities previously undertaken by Elbit.

6.3.	New Knowledge and Royalties for Elbit

6.3.1.	Elbit and Duke will be entitled (Elbit in respect of all matters related to defense uses and to defense and/or para-security entities and Duke in respect of all matters related to civilian uses) to make mutual and unlimited use of the new knowledge including everything to do with development, marketing, production and such like, and all this, without derogating from the mutual rights of Duke and Elbit to receive royalties in accordance with this Agreement.

6.3.2.	With regard to Duke’s right of use of the new knowledge for purpose of sales of the system and/or the product for civilian uses, Elbit will be entitled to receive royalties from Duke, and this in accordance with the same mechanism set for calculation and payment of the royalties due to Duke from Elbit in respect of sales of the system and/or the product for military uses, in accordance with the royalty rates set forth in the Royalty Rates Table for the rest of the world in Appendix C to this Agreement, while adjusting the royalty levels set forth in the Tables in Appendix C in accordance with the cost of the system/the product for civilian uses, in accordance with the adjustment mechanism set forth in Section 5.2 above. The provisions of Section 5.3 through to 5.5 above shall apply, with the appropriate changes, regarding payments of Duke’s royalties to Elbit.

6.3.3.	Without derogating from the generality of the aforementioned, it is agreed that in the event that Elbit decides to terminate the collaboration as set forth in Section 8.2 hereunder, Duke will be entitled to receive from Elbit all the technical material and development output up to that time, at no cost, and will not be charged for payment of royalties to Elbit as stated in Section 6.3.2 above.

6.4.	Duke hereby declares and undertakes:

6.4.1.	That it developed and is the exclusive owner of the Intellectual Property (IP) rights in the previous knowledge in the product, that it has submitted patent applications in this matter, as set forth in Appendix A to this Agreement, and that it will continue to act, at its expense and at its responsibility, for the approvals of these patent applications and their renewal from time to time. Duke will not withdraw its patent applications, and will not give its agreement, whether in writing or in any other manner, for limited use of the patent for defense uses and/or to defense entities and/or to para-security entities, unless it has informed Elbit of this and received its approval thereto, in advance and in writing. It is clarified that Duke will enforce its right in the patent, subject to its exclusive discretion, and also in the event that it is asked to do so by Elbit (and in such a case, subject to Duke’s full funding in this matter).

6.4.2.	Since the product and use thereof do not infringe any IP rights of any third party, whether registered or unregistered, and without derogating from the generality of the above, none of its employees and / or those acting on its behalf, present or past, have any rights, by virtue of the law or by virtue of an agreement, in knowledge, and since it undertakes to fully compensate Elbit for any direct damage (including direct costs included in Elbit’s investments, legal expenses and reasonable attorney fees) caused to Elbit in consequence of and/or in relation to any claim and/or demand of any third party whatsoever, whose rationale is that Duke infringed the rights of the said third party and/or that the use of the product and/or the system by Elbit and/or an activity of Elbit in accordance with this Agreement are involved in a violation of any of their IP rights, and provided that Duke shall have the full and exclusive authority to manage any proceeding or claim in the matter, and manage any proceeding, contacts or negotiations to compromise on the matter. Elbit will immediately inform upon learning of the claim, the demand or the lawsuit in respect of which compensation is being requested, and allow Duke full and exclusive management authority as stated and will cooperate in a reasonable manner with Duke. It is hereby expressly agreed that the right to compensation set forth in this Section 6.4.2, is the only remedy available to Elbit in respect of third party claims whose rationale is alleged violation of any of its IP rights whatsoever, as stated above.

6.4.3.	Whereas, at the request of Elbit, Duke will assist in registration of the License stated in Section 6.2 above and the rights of Elbit in accordance with this Agreement, in every register in which Elbit wishes to register them.

6.4.4.	Whereas in any case in which it develops improvements and/or new versions and/or byproducts of the system and/or the product, in the framework of the period of this Agreement, it will make them available to Elbit and for its use, without additional cost, and will also regard the knowledge relating to improvements and/or new versions and/or such byproducts as if they had been included, to all intents and purposes, in the license given to Elbit as set forth in Section 6.2 above.

6.4.5.	Whereas, Duke will give Elbit a product portfolio and a production portfolio of the product and of the system, which will be updated by Elbit, with the assistance of Duke, as stated in Section 3.9 above, at each phase of the Collaboration according to this Agreement.

7.	Compliance with the Provisions of any Law and any Permits

Each Party hereby undertakes that in the execution of this Agreement and of any contract entered into with a third party as part of its activity under this Agreement, it will comply with the provisions of any law (including the Defense Export Control Law, 5766-2007), including in all matters regarding the receipt of permits and licenses from State of Israel authorities.

8.	Validity of the Agreement

8.1.	This Agreement will take effect upon its signature by the Parties.

8.2.	The period of Collaboration under this Agreement is not limited in time, and neither Party will have the right to notify of its termination as long as the Second Party is interested in continuing to act in the framework of the Collaboration.

Notwithstanding the above, at its sole discretion, Elbit will be entitled to terminate this Agreement after completion of the [**], and as long as no equipping agreement has been signed in the project and also in later phases, in the event that the agreement with the customer in the project is cancelled or suspended by it for a period that extends beyond [**] or if any other circumstances occurred that prevent continuation of execution of the project.

8.3.	Also, notwithstanding the aforesaid in Section 8.2 above, each Party shall have the right to cancel the Agreement in the event that one of the following occurs:

8.3.1.	The other Party committed a fundamental breach of the Agreement and this breach was not remedied within 7 days of the day on which the Party in breach was requested in writing to amend it;

8.3.2.	The other Party committed a non-fundamental breach of the Agreement and this breach was not remedied within 30 days of the day on which the Party in breach was requested in writing to amend it;

8.3.3.	The other Party became insolvent, had a liquidator appointed, whether temporary or permanent, a receiver, special administrator or the like, and the said order or appointment was not removed or cancelled within 45 days;

8.4.	In any case of cancellation of the Agreement arising from its breach, the Party responsible for the breach may not continue to market and/or to sell the product, expect for purpose of completing obligations that it must keep, based on a valid order it received prior to the date of cancellation of the Agreement or given to it after the date of cancellation of the Agreement based on a proposal it had submitted prior to the date of cancellation of the Agreement and which cannot be cancelled, but no later than the end of the validity of the proposal.

9.	Prohibition on the Transfer of Rights and Obligations and Prohibition of Competition

9.1.	Neither Party shall be entitled to assign and/or endorse this Agreement or any part of it and/or its right and/or its obligations under this Agreement, in whole or in part, directly or indirectly, to any third party whatsoever without the agreement of the Second Party in advance and in writing, with the exception of assigning and/or endorsing as stated to an affiliated company. Nothing stated in the aforesaid derogates from the right of Elbit to act in the framework of this Agreement with the assistance of and/or through third parties, including by granting sub-permissions of its rights according to the license granted to it as stated in Section 6.2 above, and on condition that nothing therein derogates from the responsibility of Elbit to make the payments to which Duke is entitled under this Agreement.

9.2.	Each Party undertakes not to compete, on its own and/or through its subsidiary companies and/or affiliated companies and/or any third party, and will not allow a third party to make use of the system and/or the product and/or prior knowledge and/or new knowledge, for purposes of competition, whether directly or indirectly, in any activity designated to the Second Party under this Agreement. This commitment will also apply personally to Duke’s controlling shareholders, Board of Directors, and managers, who will indorse this by their signature on Appendix D to this Agreement.

9.3.	For avoidance of doubt, there is nothing in the provisions of this Agreement to restrict Elbit from developing, marketing, selling and producing any product and/or system and/or other solution, that does not contain the product, for any use whatsoever, except for the aforesaid product or system, which are used for shooting bullets from light weapons that is assembled and stabilized on drones.

10.	Guarantee; Setoff

10.1.	Except for representations made expressly under this Agreement, Duke does not give any representation, in relation to the product and/or the system, or any part thereof and particularly in respect of their quality, performance, tradability and/or suitability for any purpose.

10.2.	Duke’s total overall warranty in respect of any claims, damages, costs and losses arising from this Agreement, or in connection with the use of or inability to use the product, will not exceed, under any circumstances whatsoever, the total of all the payments actually made directly by Elbit to Duke under this Agreement, in combination with the total Elbit investment. The limitation of the aforesaid liability will not apply to or limit the obligation of Duke to compensate Elbit in a case where Duke is required to compensate Elbit as stated in Section 6.4.2 above, and in this case only.

10.3.	Elbit will be entitled to offset by law, and provided that it will not be able to offset more than [**]% of each payment Elbit is meant to pay to Duke.

11.	Confidentiality

The Parties agree that the provisions of the Confidentiality Agreement between them dated [**] will be considered part of this Agreement, by way of reference, for all intents and purposes.

12.	General

12.1.	Each Party shall bear its own costs in connection with the execution of this Agreement, unless and to the extent that it is agreed otherwise in this Agreement in relation to any expense. To all amounts specified in this Agreement, VAT will be added in accordance with law. Each one of the Parties to this Agreement shall bear the taxes imposed on it by law in respect of the transaction that is the subject matter of this Agreement and its execution.

12.2.	This Agreement fully and exclusively reflects what has been agreed between the Parties and it annuls any previous agreement, orally or in writing, proposal, undertaking, understanding or notice in the context of the subject matter of this Agreement, made between the Parties, if and to the extent made.

12.3.	Any changes in the provisions of this Agreement shall have no validity unless they are made in writing and signed by both Parties.

12.4.	The Parties shall act as independent contractors in all matters relating to execution of this Agreement. Nothing in this Agreement shall be interpreted as if it creates a venture, partnership or employer-employee relationship between the Parties to this Agreement, their employees or anyone representing them, and neither Party shall have the right, the power or the authority to create a debt or liability, whether express or implied, in the name of the other Party.

12.5.	The Parties shall not be liable for non-fulfillment of conditions in the Agreement which were caused due to circumstances of force majeure, including war (whether declared or not), acts of war or acts of government.

12.6.	A Party’s avoidance of exercising any right of its rights under this Agreement shall not constitute and shall not be construed as a waiver or forfeiture of these rights.

12.7.	Notices under this Agreement shall be in writing and shall be delivered by hand or by registered mail to the addresses of the Parties in the Preamble to this Agreement or by electronic mail with the attachment of proof of receipt of the notice. A notice is considered to have been given to its addressee within 72 hours of the time of postage by registered mail at a post office in Israel, or within 24 hours of being delivered by hand or by electronic mail and against signed confirmation of hand delivery or electronic receipt confirmation.

12.8.	This Agreement was drawn up in accordance with the laws of the State of Israel and shall be interpreted in accordance with them. The Courts in Tel Aviv-Yafo shall have sole authority in respect of the subject matter of this Agreement and/or arising from it.

12.9.	Resolution of disputes: Any dispute arising from this Agreement on which the Parties are unable to reach agreement within 30 days, shall be transferred to the CEOs of the Parties for their decision. Where the CEOs have not reached a decision on the dispute within a further 30 days, the Parties shall appoint [**] as an agreed arbitrator to resolve the dispute. Should he will not be free to serve as arbitrator, the Parties shall appoint [**] as agreed arbitrator. If he is also not available to serve as arbitrator, the arbitrator shall be determined by [**]. The arbitrator will be obliged to give the reasons for his decision and it will be final and bind the Parties.

IN WITNESS WHEREOF, THE PARTIES HAVE HEREUNTO SET THEIR HANDS:

/S/ Yariv Alroy		/S/ Yehuda Vered

/S/ Erez Nachtomy		/S/ Gal Raviv

Duke Airborne Systems Ltd.		Elbit Systems Land Ltd

By:	Yariv Alroy, Erez Nachtomy	By:	Yehuda Vered, Gal Raviv

Position: ____________________________________		Position: _____________________________________

Appendix A

[**]

Appendix B

[**]

Appendix C

[**]

Royalty Rates for Sales in the Project ([**])

Royalty Rates for Sales to Customers in the Rest of the World

Appendix D

I the undersigned, ____________________, ID No. / Company No. ___________________, hereby undertake not to compete, individually and/or through subsidiary companies and/or my affiliated companies and/or any third party, and not to authorize a third party to use the system and/or the product and/or prior knowledge and/or new knowledge, as they are defined in this Agreement to which this document is an Appendix (Hereinafter: the “Agreement”), for purpose of competition, whether directly or indirectly, in activity that is designated to Elbit under this Agreement.

Signature:	____________________

Name:	____________________

Position:	____________________

Date:	____________________